Chemtura

Press Release

Contacts:

Investors:	Stephen Forsyth	203-573-3863
Media:	Mary Ann Dunnell	203-573-3034

Chemtura to Review Strategic Alternatives

MIDDLEBURY, Conn. -- Dec. 18, 2007--Chemtura Corporation (NYSE: CEM) announced today that its Board of Directors has authorized management to consider a wide range of strategic alternatives available to the company to enhance shareholder value. In support of this ongoing initiative, a Special Committee of independent directors of the Board of Directors has been formed to oversee the process. To assist in this process, Chemtura has retained the services of Merrill Lynch & Co., which is acting as its exclusive financial advisor.

Strategic alternatives to be considered may include, among others, select business divestitures, value-creating acquisitions, changes to the company's capital structure, or a possible sale, merger or other business combination involving the entire company.

There can be no assurance that this review will result in any specific transaction. The company does not expect to disclose any further developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a transaction or other strategic alternative.

Chemtura Corporation, with 2006 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.